Filed by: AirTran Holdings, Inc.
Pursuant to Rule 425 under the Securities Act of 1933

Subject Company: Midwest Air Group, Inc.
Commission File No.: 005-44827

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 45

to

SCHEDULE TO

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)

OF THE SECURITIES EXCHANGE ACT OF 1934

MIDWEST AIR GROUP, INC.

(Name of Subject Company (Issuer))

AIRTRAN HOLDINGS, INC.

GALENA ACQUISITION CORP.

(Names of Filing Persons (Offerors))

Common Stock

(Including the Associated Preferred Stock Purchase Rights)

(Title of Class of Securities)

597911 10 6

(CUSIP Number of Class of Securities)

Richard P. Magurno

Senior Vice President, General Counsel and Secretary

AirTran Holdings, Inc. and Galena Acquisition Corp.

9955 AirTran Boulevard

Orlando, Florida 32927

(407) 318-5600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Howard E. Turner

M. Timothy Elder

Smith Gambrell & Russell, LLP

Suite 3100, Promenade II

1230 Peachtree Street

Atlanta Georgia 30309

(404) 815-3500

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes to designate any transactions to which the statement relates:

☒	third party tender offer subject to Rule 14d-1.

☐	issuer tender offer subject to Rule 13e-4.

☐	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer.☐

THIS AMENDMENT NO. 45 AMENDS AND SUPPLEMENTS THE TENDER OFFER STATEMENT SCHEDULE TO (THE “SCHEDULE TO”) FILED ON JANUARY 11, 2007 BY AIRTRAN HOLDINGS, INC., A NEVADA CORPORATION (“AIRTRAN”) AS WELL AS ALL PREVIOUS AMENDMENTS TO THE SCHEDULE TO.

THE OFFER EXPIRED AT 12:00 MIDNIGHT, NEW YORK CITY TIME ON AUGUST 10, 2007 WITHOUT ANY SHARES BEING ACCEPTED.

Item 12. Exhibits.

Item 12 is hereby supplemented and amended as follows:

(a)(71) AirTran Press Release dated August 12, 2007.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule TO is true, complete and correct.

AIRTRAN HOLDINGS INC.
By:	/s/ Richard P. Magurno

Richard P. Magurno
Senior Vice President,
General Counsel and Secretary

Date: August 13, 2007

INDEX TO EXHIBITS

(a)(1)	Prospectus relating to AirTran Holdings, Inc. (“AirTran”) Class A Common Stock to be issued in the Offer. (1)

(a)(2)	Form of Letter of Transmittal. (1)

(a)(3)	Form of Notice of Guaranteed Delivery.(1)

(a)(4)	Form of Letter from the Dealer Manager to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees. (1)

(a)(5)	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9. (1)

(a)(6)	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees. (1)

(a)(7)	Summary Advertisement as published in The Wall Street Journal on January 11, 2007.(2)

(a)(8)	Press Release announcing AirTran’s intention to commence the Offer issued by AirTran on January 11, 2007. (1)

(a)(9)	AirTran letter to the Midwest Air Group, Inc. (“Midwest”) Board of Directors dated January 11, 2007. (1)

(a)(10)	AirTran Press Release dated December 20, 2006.(3)

(a)(11)	AirTran Press Release dated December 19, 2006. (4)

(a)(12)	AirTran Press Release dated December 18, 2006.(5)

(a)(13)	AirTran Press Release dated December 13, 2006. (6)

(a)(14)	AirTran Investor Presentation dated December 13, 2006. (6)

(a)(15)	AirTran letter to Midwest’s Board of Directors dated December 13, 2006. (1)

(a)(16)	AirTran letter to Midwest’s Chief Executive Officer dated November 22, 2006. (1)

(a)(17)	AirTran letter to Midwest’s Chief Executive Officer dated October 31, 2006. (1)

(a)(18)	AirTran letter to Midwest’s Chief Executive Officer dated October 20, 2006. (1)

(a)(19)	Text of presentation provided to investors during the conference call on January 11, 2007.(7)

(a)(20)	AirTran Press Release dated January 18, 2007. (8)

(a)(21)	Transcript of AirTran conference call of January 11, 2007. (9)

(a)(22)	AirTran Press Release dated January 19, 2007. (9)

(a)(23)	AirTran Press Release dated January 23, 2007. (10)

(a)(24)	AirTran letter to Midwest shareholders dated January 24, 2007. (11)

(a)(25)	AirTran Press Release dated January 24, 2007. (11)

(a)(26)	AirTran Press Release dated January 25, 2007. (12)

(a)(27)	AirTran Press Release dated January 26, 2007. (13)

(a)(28)	AirTran Press Release dated February 1, 2007. (14)

(a)(29)	AirTran Investor Presentation dated February 1, 2007. (14)

(a)(30)	AirTran letter to Certain Members of Midwest’s Board of Directors. (15)

(a)(31)	Transcript of AirTran conference call of February 1, 2007. (16)

(a)(32)	AirTran letter to Midwest’s Board of Directors dated February 19, 2007. (17)

(a)(33)	AirTran Press Release dated February 20, 2007. (18)

(a)(34)	AirTran presentation to Milwaukee, Wisconsin community leaders on February 23, 2007. (19)

(a)(35)	AirTran Press Release dated March 7, 2007. (20)

(a)(36)	Preliminary Proxy Materials. (21)

(a)(37)	AirTran Press Release dated April 2, 2007. (22)

(a)(38)	AirTran Press Release dated April 4, 2007. (23)

(a)(39)	Letter from AirTran Holdings, Inc. to the Board of Directors of Midwest Air Group, Inc. (24)

(a)(40)	AirTran Press Release dated April 13, 2007. (25)

(a)(41)	AirTran Revised Preliminary Proxy Materials dated April 20, 2007. (26)

(a)(42)	AirTran Revised Preliminary Proxy Materials dated April 26, 2007. (27)

(a)(43)	AirTran Press Release dated April 26, 2007. (28)

(a)(44)	Transcript of AirTran conference call of April 25, 2007. (29)

(a)(45)	AirTran Press Release dated May 2, 2007. (30)

(a)(46)	AirTran Revised Preliminary Proxy Materials dated May 11, 2007. (31)

(a)(47)	AirTran Investor Presentation dated May 9, 2007. (32)

(a)(48)	AirTran Press Release dated May 17, 2007. (34)

(a)(49)	AirTran Definitive Proxy Materials dated May 18, 2007. (35)

(a)(50)	AirTran Press Release dated May 18, 2007. (36)

(a)(51)	AirTran Press Release dated May 24, 2007, including letter to Midwest shareholders. (37)

(a)(52)	AirTran Press Release dated May 29, 2007.(38)

(a)(53)	AirTran presentation to ISS on May 30, 2007.(38)

(a)(54)	AirTran Press Release dated June 4, 2007.(39)

(a)(55)	AirTran letter to Midwest shareholders.(40)

(a)(56)	AirTran Investor Presentation dated June 5, 2007.(40)

(a)(57)	AirTran letter to Midwest’s Board of Directors dated June 5, 2007.(41)

(a)(58)	AirTran Press Release dated June 11, 2007.(42)

(a)(59)	AirTran Press Release dated June 12, 2007.(43)

(a)(60)	AirTran Press Release dated June 12, 2007.(43)

(a)(61)	AirTran Press Release dated June 14, 2007.(44)

(a)(62)	AirTran Press Release dated June 20, 2007.(45)

(a)(63)	AirTran Press Release dated June 26, 2007.(45)

(a)(64)	Form 8-K filed by AirTran on July 5, 2007.(46)

(a)(65)	Form 8-K Amendment No. 1 filed by AirTran on July 17, 2007.(47)

(a)(66)	AirTran Press Release dated July 26, 2007.(48)

(a)(67)	AirTran Press Release dated July 31, 2007.(49)

(a)(68)	Form 10-K/A filed by AirTran on August 9, 2007.(50)

(a)(69)	Form 10-Q/A filed by AirTran on August 9, 2007.(51)

(a)(70)	Form 10-Q filed by AirTran on August 9, 2007.(52)

(a)(71)	AirTran Press Release dated August 12, 2007.

(d)	None.

(g)	None.

(h)	Opinion of Smith, Gambrell & Russell, LLP, as to certain tax matters. (33)

(1)	Incorporated by reference from Amendment No. 4 to AirTran’s Registration Statement on Form S-4 filed on May 18, 2007.
(2)	Previously filed on January 11, 2007.
(3)	Previously filed on December 21, 2006.
(4)	Previously filed on December 20, 2006.
(5)	Previously filed on December 19, 2006.
(6)	Previously filed on December 14, 2006.
(7)	Incorporated by reference from AirTran’s Form 425 filed on January 11, 2007.
(8)	Previously filed on January 18, 2007.
(9)	Previously filed on January 19, 2007.
(10)	Previously filed on January 23, 2007.
(11)	Previously filed on January 24, 2007.
(12)	Previously filed on January 25, 2007.
(13)	Previously filed on January 29, 2007.
(14)	Previously filed on February 1, 2007.
(15)	Previously filed on February 2, 2007.
(16)	Previously filed on February 15, 2007.
(17)	Previously filed on February 20, 2007.
(18)	Previously filed on February 20, 2007.
(19)	Previously filed on February 26, 2007.
(20)	Previously filed on March 7, 2007.
(21)	Incorporated by reference from AirTran’s preliminary proxy materials with respect to the Midwest Annual Meeting filed with the SEC on March 8, 2007.
(22)	Previously filed on April 2, 2007.
(23)	Previously filed on April 5, 2007.
(24)	Previously filed on April 9, 2007.
(25)	Previously filed on April 13, 2007.
(26)	Incorporated by reference from AirTran’s revised preliminary proxy materials with respect to the Midwest Annual Meeting filed with the SEC on April 20, 2007.
(27)	Incorporated by reference from AirTran’s revised preliminary proxy materials with respect to the Midwest Annual Meeting filed with the SEC on April 26, 2007.
(28)	Previously filed on April 26, 2007.
(29)	Previously filed on May 2, 2007.
(30)	Previously filed on May 3, 2007.
(31)	Incorporated by reference from AirTran’s revised preliminary proxy materials with respect to the Midwest Annual Meeting filed with the SEC on May 11, 2007.
(32)	Previously filed on May 11, 2007.
(33)	Incorporated by reference from Amendment No. 1 to AirTran’s Registration Statement on Form S-4 filed on February 2, 2007.
(34)	Previously filed on May 17, 2007.
(35)	Incorporated by reference from AirTran’s definitive proxy materials with respect to the Midwest Annual Meeting filed with the SEC on May 18, 2007.
(36)	Previously filed on May 21, 2007.
(37)	Previously filed on May 24, 2007.
(38)	Previously filed on May 30, 2007.
(39)	Previously filed on June 4, 2007.
(40)	Previously filed on June 5, 2007.
(41)	Previously filed on June 6, 2007.
(42)	Previously filed on June 11, 2007.
(43)	Previously filed on June 12, 2007.
(44)	Previously filed on June 14, 2007.
(45)	Previously filed on June 26, 2007.
(46)	Incorporated by reference from AirTran’s Form 8-K filed with the SEC on July 5, 2007.
(47)	Incorporated by reference from AirTran’s Form 8-K Amendment No. 1 filed with the SEC on July 17, 2007.
(48)	Previously filed on July 27, 2007.
(49)	Previously filed on July 31, 2007.
(50)	Incorporated by reference from AirTran’s Amendment No. 1 on Form 10-K/A to Form 10-K for the year ended December 31, 2006 filed with the SEC on August 9, 2007.
(51)	Incorporated by reference from AirTran’s Amendment No. 1 on Form 10-Q/A to Form 10-Q for the first quarter ended March 31, 2007 filed with the SEC on August 9, 2007.
(52)	Incorporated by reference from AirTran’s Form 10-Q for the second quarter ended June 30, 2007 filed with the SEC on August 9, 2007.